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                               EXHIBIT A (3) (c)

                              Commission Schedule

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                                   SCHEDULE 3A

                      VARIABLE UNIVERSAL LIFE COMPENSATION
                          SAFECO LIFE INSURANCE COMPANY
                              INDIVIDUAL DEPARTMENT

A.   DEFINITIONS

1. SERVICING AGENT: The servicing agent is the agent designated by the policyholder to service the policy. If a policyholder requests a change of servicing agent, such request will be granted by SAFECO Life and commissions will be paid to the insurance agency with whom the servicing agent is associated.

2. VARIABLE PRODUCTION CREDIT (VPC): Variable Product Credit is the annualized production credit awarded to Insurance Agency when a Flexible Premium Variable Universal Life policy is issued and paid. VPC represents an amount equal to the annualized basic first-year commissions and will be reduced by the amount of any first-year lapses.

3. COMMISSIONABLE TARGET PREMIUM (CTP): Commissionable Target Premium is the premium on which SAFECO will pay the basic first-year commission percentage set forth below. SAFECO Life, at its discretion, may change by policy form either the amount of CTP or the percentage of commissions paid on CTP. Insurance Agency will receive prior notification from SAFECO Life of any changes in the amount of the CTP or the percentage of commissions payable thereon.

B. COMPENSATION TERMS

1. Insurance Agency will be deemed to be the Broker-of-Record and will receive commissions and fees as provided in this Schedule 3A so long as the servicing agent of any policy is or remains an Agent of Insurance Agency as defined in Section 1(f) of the Sales Agreement. Status as servicing agent shall be determined in accordance with SAFECO Life's policies and procedures and as provided herein.

2. SAFECO reserves the right to charge Insurance Agency a fee in amounts to be announced from time to time by SAFECO for applications which have been submitted by Insurance Agency and are subsequently "Withdrawn" or "Filed Incomplete" and for policies which have been issued on a standard basis pursuant to applications submitted by Insurance Agency and which are returned to SAFECO Life as "Not Taken."

3. If, in the judgment of SAFECO Life, a policy replaces a policy previously issued by SAFECO Life on the same policyholder, other than a term conversion, the commission payable for the first year of insurance with respect to the new policy will be adjusted in accordance with the rules of SAFECO Life in effect at the time of such replacement and, if applicable, repaid to SAFECO by Insurance Agency.

4. If the face amount of life insurance to be issued, when combined with other SAFECO Life contracts, exceeds the sum of SAFECO Life's retention plus SAFECO Life's automatic reinsurance coverage, the commission payable to Insurance Agency and Variable Production Credit will be reduced.

5. When a policy has additional insurance riders, commissions and fees will be paid as follows:


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            a.    For new policies, commissions will be paid at the rate
                  specified in this Schedule for the plan issued.

            b. For face amount increases on an existing policy, a fee will be paid one time at the rate of $2.00/$1,000 of face amount increase to a maximum of $300.

6. If the Sales Agreement or this Schedule is terminated, the commissions payable hereunder shall be limited to those payable through the sixth policy year. SAFECO may, at its option, elect to pay Insurance Agency the total present value of all such vested renewal commissions in a lump sum instead of paying them as premiums are received.

7. In the event of a policy lapse during the first twelve months after issue, a repayment to SAFECO of the commission previously paid to Insurance Agency on such policy will be required, calculated as follows: commissions previously paid times the number of months remaining in the first policy year, divided by twelve.

8. When a conversion privilege is exercised, and the new policy is dated as of a current date, commissions will be paid at the rate specified in this Schedule under the new policy.

9. Insurance Agency has no authority to deliver any life insurance policy unless such delivery takes place during the lifetime, and with no change in health since the date of the application of, all the persons proposed for insurance under such policy.

C. COMMISSION SCHEDULE

1.   BASIC FIRST-YEAR COMMISSIONS

      Flexible Premium Variable Life

            Premium up to "Commissionable Target Premium": (CTP)
            Received in first 12 months .................................... 60%


2.   BASIC RENEWAL COMMISSIONS

      Flexible Premium Variable Life

            Premium in excess of CTP
            Received in first 12 months ....................................  3%

            Premium received in 2nd through
            6th policy years ...............................................  3%

3.   SERVICE FEES

      Flexible Premium Variable Life

            Premium received in 7th and subsequent policy years ............  2%

The provisions of this Schedule 3A supersede any prior schedule pertaining to basic first-year and renewal commissions and service fees on variable universal life policies.



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                                   SCHEDULE 3B

                      VARIABLE UNIVERSAL LIFE COMPENSATION
                          SAFECO LIFE INSURANCE COMPANY
                              INDIVIDUAL DEPARTMENT
                       LIFE EXPENSE ALLOWANCE ENDORSEMENT

PAYMENT

SAFECO agrees to pay the Insurance Agency a Life Expense Allowance (LEA) on basic first-year commissions of all Flexible Premium Variable Life policies.

CALCULATION

LEA shall equal 50% of the basic first-year commission paid.

The provisions of this Schedule 3B supersede any prior LEA Endorsement(s).

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                                   SCHEDULE 3C

                      VARIABLE UNIVERSAL LIFE COMPENSATION
                          SAFECO LIFE INSURANCE COMPANY
                              INDIVIDUAL DEPARTMENT
                          PRODUCTION BONUS ENDORSEMENT

QUALIFICATIONS

Insurance Agency will receive a production bonus on the business of each Agent associated with the Insurance Agency who:

1.    produces 15,000 or more Net VPC during the calendar year and

2.    has 85% persistency or greater for the calendar year

Insurance Agency and each Agent meeting the qualifications above must represent SAFECO Life on the last day of the calendar year for which a bonus will be calculated.

PAYMENT

The bonus will be paid within two months of December 31 of the year in which it is earned, and payment will be based on the basic first-year commissions on Flexible Premium Variable Life policies actually recorded in the year in which the bonus is earned.

CALCULATION

The bonus calculations for each Agent are based on calendar year VPC, from January 1 through December 31, and on a percentage of paid, basic first-year commission on Flexible Premium Variable Life policies as follows:

            Current Year                            Percent of Paid Basic
               Net VPC                             First-Year Commissions
            -------------                          ----------------------
            15,000-29,999                                    7.5%
            30,000-49,000                                   12.5%
            50,000 or more                                  15.0%

DEFINITIONS

1 . Net VPC for each Agent is the production credit issued by SAFECO Life on Flexible Premium Variable Life business and which is issue and paid during the calendar year minus the production credited to policies which have lapsed during such year prior to their first renewal. Issued and paid VPC means the new production produced in the previous 12 months. Lapsed VPC means business for which, in the first 13 months, a monthly deduction was due and not paid.

2. Persistency is 100% minus the result of dividing the first-year lapsed VPC by the first-year issued and paid VPC.

3. For purposes of this Schedule 3C Insurance Agency production is production for which Insurance Agency is Broker-of-Reoord.

The provisions of this Schedule 3C supersede any prior Product Bonus Endorsement(s).